Power of Attorney Documents for Signature - Annual Update Filings

Each of the Principals has executed this Power of Attorney in the capacity and on the date indicated opposite their name. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

NAME	**TITLE**
August 17, 2020 9:13 AM Mortimer J. Buckley	Chairman, President and Chief Executive Officer
July 28, 2020 11:25 AM Emerson U. Fullwood	Trustee
July 28, 2020 5:39 PM Amy Gutmann	Trustee
July 28, 2020 12:35 PM F. Joseph Loughrey	Trustee
July 28, 2020 12:18 PM Mark Loughridge	Trustee
July 28, 2020 10:49 AM Scott C. Malpass	Trustee
July 31, 2020 5:07 PM Deanna Mulligan	Trustee
July 28, 2020 2:47 PM André F. Perold	Trustee

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Power of Attorney Documents for Signature - Annual Update Filings

APPROVAL OF A POWER OF ATTORNEY

RESOLVED, that the proposed Power of Attorney, in substantially the form presented, constituting and appointing Anne E. Robinson and Laura J. Merianos (each with full power to act alone) as attorneys-in-fact and agents for (i) each of the Directors, Trustees, principal executive officer and principal financial and accounting officer of the investment companies that are listed inthe proposed Power ofAttorney (each ofsuch investment companies, a "VanguardCompany"); and (ii) each of the Vanguard Companies, for the purpose of executing and filing for and on behalf of the Vanguard Companies all requisite papers and documents (including registration statements and pre- and post-effective amendments thereto) with the U.S. Securities and Exchange Commission and the offices of the securities administrators ofthe states and similarjurisdictions ofthe United States to comply with the applicable laws ofthe United States, any individual state or similarjurisdiction ofthe United States, is hereby approved and may be executed by each designated Director/Trustee, officer and Vanguard Company.

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